Media: Robert C. Ferris (973) 455-3388 rob.ferris@honeywell.com	Investor Relations: Nicholas Noviello (973) 455-2222 nicholas.noviello@honeywell.com

HONEYWELL ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

     MORRIS TOWNSHIP, NJ, March 12, 2007 – Honeywell (NYSE: HON) today announced the commencement of the public offering of its $400 million 5.30% Senior Notes Due 2017 and its $600 million 5.70% Senior Notes Due 2037 (collectively, the “Notes”). Honeywell intends to use the proceeds of the offering for repayment of outstanding debt and for general corporate purposes.

     The Notes will be senior unsecured and unsubordinated obligations of Honeywell and will rank equally with all of Honeywell’s existing and future senior unsecured debt and senior to all Honeywell’s subordinated debt.

     Banc of America Securities LLC, Barclays Capital Inc., and Citigroup Corporate and Investment Banking are acting as book-runners (each a “Book-Runner”) for the public offering of the Notes. Potential purchasers of the Notes can obtain copies of the prospectus, as supplemented, related to the Notes from any Book-Runner by calling: Banc of America Securities LLC (800) 294-1322 (toll-free) or e-mailing at dg.prospectus distribution@bofasecurities.com, Barclays Capital Inc. (888) 227-2275 (toll free) ext 2663, and Citigroup Corporate and Investment Banking (877) 858-5407 (toll free).

     This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities is being made only by means of a base prospectus (as supplemented and amended from time to time) which is part of a registration statement that Honeywell filed with the SEC utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962, Attn: Investor Relations Department, (973) 455-2000.

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Honeywell International is a $31 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor’s 500 Index. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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